Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-164350) on Form S-1 of Ultimate Escapes, Inc. of our report dated March 30, 2009 relating to our audit of the financial statements of Secure America Acquisition Corporation, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 30, 2009 relating to Secure America Acquisition Corporation’s financial statements includes an emphasis paragraph relating to an uncertainty as to Secure America Acquisition Corporation’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York

January 25, 2010